ARTICLES OF INCORPORATION
                                     OF THE
                         PAN-AMERICAN ASSURANCE COMPANY
                                   ARTICLE I.

         The name and title of this corporation shall be "PAN-AMERICAN ASSURANCE COMPANY," and its duration shall be perpetual; it shall have power in its corporate name to sue and be sued; to make and use a corporate seal and the same to break or alter at pleasure; to purchase, own, hold, lease, accept by donation, or acquire in any other manner authorized by law, real, personal, or mixed property of every sort and description; to alienate, sell, hypothecate, mortgage, lease, or pledge any or all of its real, personal or mixed property, rights or franchises; to borrow and loan money; to give and receive securities by mortgage, pledge or in any other legal manner; and generally to do and perform all things necessary or incident to the proper conduct of the affairs of this corporation, and which may not be specifically enumerated in this charter.

                                   ARTICLE II.

In this chart The objects and purposes for which this corporation is organized are declared to be the transaction of the business of life insurance, health insurance, and accident insurance, and reinsurance of all the aforesaid. For the purposes of these articles of incorporation, life insurance is intended to mean insurance on human life and insurance appertaining thereto or connected therewith. It shall include the granting of annuities or survivorship benefits; additional benefits in the event of death by accident; additional benefits in the event of total and permanent disability of the insured; and optional modes of settlement of proceeds. Health and Accident insurance is intended to mean insurance against bodily injury; disablement or death by accident; and against disablement resulting from sickness; and every insurance appertaining thereto. All such insurances and reinsurances may be transacted on the participating or non-participating plan at the option of the corporation.

The corporation may transact any or all such businesses in any other state, territory, or district of the United States or in any foreign country. No policy or contract issued by the corporation shall ever be subject to assessment. It shall, in general, engage in any type of lawful commercial operation related to its principal purpose as its Board of Directors may from time to time determine, including, but not limited to, the entering into of contracts for segregated funds and for the management of and administration of self-insured plans. The corporation shall have authority to do any and all things permitted to a life and health and accident insurer under the laws of Louisiana as presently constituted or as hereafter amended.

                                  ARTICLE III.


         The registered office of this corporation shall be at the Pan-American Life Center, City of New Orleans, Parish of Orleans, State of Louisiana 70130, and all citations or other legal process shall be served, at that address, upon its registered agents, Wallace B. Schmitz, President of the Corporation, and in the event of his absence or inability to act, upon F. Donald Gibson, Secretary of the Corporation, or their successors to these offices subsequent to the filing of a written notice of change of registered agent with the Secretary of State.
                                   ARTICLE IV.

         The total authorized capital stock of this corporation is two million five hundred thousand and no/100 ($2,500,000.00) dollars, divided into and represented by two hundred fifty thousand (250,000) shares of the par value of ten ($10.00) dollars each, and such capital stock shall be evidenced by certificates which shall be transferable only on the books of the Company.






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                                   ARTICLE V.

         The amount of paid-in capital with which this corporation shall begin business is one million and no/100 ($1,000,000.00) dollars.

                                   ARTICLE VI.

The minimum surplus with which this corporation shall begin business is five million and no/100 ($5,000,000.00) dollars.

                                  ARTICLE VII.

         The names of post office addresses of the first directors, each of whom must own at least ten shares of the capital stock of the corporation, and their classification and terms of office are as follows:

                                                                 Initial Term of
      Name                   Post Office Address              Office Expires:

G. Frank Purvis, Jr.         Pan-American Life Center         March 28, 1984
                              New Orleans, LA 70130

Wallace B. Schmitz           Pan-American Life Center         March 28, 1984
                              New Orleans, LA 70130

John K. Roberts              Pan-American Life Center         March 28, 1983
                              New Orleans, LA 70130

Robert E. VanArsdall         Pan-American Life Center         March 28, 1983
                              New Orleans, LA 70130

Donald P. Murray             Pan-American Life Center         March 28, 1982
                              New Orleans, LA 70130

Warren S. Newton, Jr.        Pan-American Life Center         March 28, 1982
                              New Orleans, LA 70130

         The election of Directors to fill the vacancy caused by the expiration of the term of any director shall be held annually at the general meeting of the stockholders. Beginning with the annual meeting in 1982 and annually thereafter, the term of each director elected shall be for a three year period.




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The directors in office shall continue  until their  successors are duly elected and qualified.

                                  ARTICLE VIII.

         The names and post office addresses of the incorporators and a statement of the number of shares subscribed by each are as follows:

G. Frank Purvis, Jr.          Pan-American Life Center              10 shares
                              New Orleans, LA 70130

Wallace B. Schmitz            Pan-American Life Center              10 shares
                              New Orleans, LA 70130

John K. Roberts               Pan-American Life Center              10 shares
                              New Orleans, LA 70130

Robert E. VanArsdall          Pan-American Life Center              10 shares
                              New Orleans, LA 70130

Donald P. Murray              Pan-American Life Center              10 shares
                              New Orleans, LA 70130

Warren S. Newton, Jr.         Pan-American Life Center              10 shares
                              New Orleans, LA 70130

         The remaining 99,940 shares have been subscribed by Pan-American Life Insurance Company, whose post office address is Pan- American Life Center, New Orleans, LA 70130.
                                   ARTICLE IX.


         The general officers of the corporation shall be a Chairman of the Board, a President, one or more Vice Presidents, a Secretary, and a Treasurer. The Chairman of the Board and the President of the corporation, both of whom shall be members of the Board, and the Secretary shall be elected annually by the Board of Directors. The corporation shall have such other officers as may from time to time be determined by the Board of Directors. The other officers shall be appointed by the President. the Board may, in




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its discretion  combine any two or more of the above offices,  except  President and Secretary, and it may add additional descriptive titles to any of those provided herein.
                                   ARTICLE X.

          A. Unless and until otherwise provided in the by-laws, all of the corporate powers of this corporation shall be vested in, and all of the business and affairs of this corporation shall be managed by, a board of six directors. The number of directors may be increased or decreased by a majority vote of the Board of Directors, within the limits for the number of directors provided by law.

          B. The Board of Directors shall have authority to make and alter by-laws, including the right to make and alter by-laws fixing their qualifications, classifications, or terms of office, or fixing or increasing their compensation, subject to the power of the stockholders to change or repeal the by-laws so made.

          C. The Board shall further have authority to exercise all such other powers and to do all such other lawful acts and things which this corporation or its stockholders might do, unless prohibited from doing so by applicable laws, or by the articles of incorporation, or by the by-laws of the corporation.

          D. The number, classification, qualifications, term of office, manner of election, time and place of meeting, whether within or outside the State of Louisiana, and the powers and duties of the directors may be from time to time fixed, changed, increased, or reduced by the by-laws.

          E. A vacancy on the Board of Directors for an unexpired term shall be filled by the directors.

         F. The Board of Directors  shall meet at least six times a year.



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Until otherwise provided in the by-laws,  any director absent from a meeting may be represented by any other person, whether or not he is a director or stockholder, who may cast the vote of the absent director according to the written instructions, general or special, of the absent director, filed with the Secretary of the Corporation.

          G. Upon the written request of stockholders holding 51% of the voting stock of this corporation issued and outstanding, any member of the Board of Directors of this corporation may be replaced by a director designated by such stockholders in writing at any time, whether or not his term of office shall have expired.


                                   ARTICLE XI.

         The general meeting of the stockholders shall be held at the registered office of the corporation, unless and until otherwise provided in the by-laws, and shall take place on the 28th day of March of each year. If that day is a legal holiday, the meeting shall be held on the first business day thereafter, beginning in 1982 unless or until otherwise provided in the by-laws. At any meeting of the stockholders every stockholder having the right to vote shall be entitled to vote each share of stock which he holds in his own name, or by proxy appointed by an instrument in writing subscribed by such stockholder. Any proxy may be revoked at any time by the owner of the shares upon written notice to the Secretary of the company or the presiding officer at any meeting.

                                  ARTICLE XII.

         The Chairman of the Board shall preside at all meetings of the directors and of the stockholders. In the event of any vacancy in that office or in the absence of the Chairman, the President shall perform these duties.




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         The Secretary  shall keep a record of the votes and  proceedings of all meetings of the directors and stockholders, a list of the stockholders, the number of shares standing in the name of each, a record of all transfers of shares and of policies issued and all authorized assignments, cancellations, and transfers thereof. He shall keep such other books and perform such other duties as the President and board of directors may require.

                                  ARTICLE XIII.

         The articles of incorporation may be amended at a meeting of the stockholders or members duly called for this purpose upon written notice of at least ten days but not more than sixty days prior to the day fixed for the meeting. Such amendment altering the articles may be adopted by a vote of two-thirds (2/3) of the voting power of all persons present or represented by proxy entitled under the articles to vote.
         After the amendment has been duly adopted, an authentic act setting forth this amendment shall be executed by the President and the Secretary of the corporation. A full copy of the minutes of the meeting at which the amendment was adopted, certified as a true copy by the secretary shall be annexed to the authentic act. Approval and recordation of the amendment shall be in the manner provided by the Louisiana Insurance Code.

                                  ARTICLE XIV.

         Restrictions against, and regulation of, the sale and any other transfers of stock in this corporation may be prescribed in the by-laws or by stockholders' agreements as permitted and provided in the Louisiana Insurance Code.

                                   CERTIFICATE

         The foregoing is a true and correct copy of the Charter of the Pan-American Assurance Company, as approved for recordation by the Insurance Commissioner for the State of Louisiana on May 18, 1981, with all amendments to date.
         Given under my Signature and the Seal of the Company at New Orleans, Louisiana, on the 13th day of November, 2000.


                                      ------------------------------------------
                                                         William T. Steen
                                                             Corporate Secretary


       SEAL